Exhibit 99.77(q)(1)(e)(2)

May 13, 2013

ING Funds Trust

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Ladies and Gentlemen:

By this letter dated May 13, 2013 we agree to waive the investment management fee payable to us under the Investment Management Agreement, dated May 13, 2013 between ING Investments, LLC and ING Funds Trust (the “Agreement”). Such waiver will be in an amount equal to the investment management fees allocated to, and otherwise payable by, the Class P shares of ING Floating Rate Fund and ING High Yield Bond Fund, each a series of ING Funds Trust, thereby reducing the post-waiver fee rate payable by the Class P shares to 0.00%.

By this letter, we agree to waive the investment management fee in this manner for the period from May 13, 2013 through August 1, 2014 (the “Waiver Period”).

Please indicate your agreement to this reduction in fee by executing below in the place indicated.

Very sincerely,

/s/Todd Modic

Todd Modic

Senior Vice President

ING Investments, LLC

Agreed and Accepted:

ING Funds Trust

(on behalf of the Funds)

By: /s/Michael J. Roland

Michael J. Roland

Executive Vice President

7337 E. Doubletree Ranch Rd. Suite 100 Scottsdale, AZ 85258-2034	Tel: 480-477-3000 Fax: 480-477-2744	ING Investments, LLC